[ EXHIBIT 99-1 - PRESS RELEASE ]


                 Franklin Lake Resources Inc. (OTC-BB: FKLR)
            172 South Starlite Street, South San Francisco, CA 94080
               TEL (650) 588-0425              FAX (650) 588-5869
     Website http://www.franklinlake.com/    E-mail info@franklinlake.com


NEWS RELEASE NO. 2004-01                                      FEBRUARY 6, 2004


                  FRANKLIN LAKE RESOURCES ANNOUNCES SETTLEMENT
                      OF DISPUTE WITH XENOLIX TECHNOLOGIES

     South San Francisco, CA - February 6, 2004 - Franklin Lake Resources Inc. (OTCBB: FKLR), an exploratory stage mining company, announces that it has reached a settlement with Xenolix Technologies, Inc., in their dispute over Franklin Lake's cancellation of a contract between them. Father Gregory
Ofiesh, president and CEO of Franklin Lake, said both parties were eager to resolve this outstanding issue in order to devote their efforts to their primary businesses.

     In April 2002, the parties entered into an agreement whereby Franklin Lake acquired two patents, including future improvements, other trade secrets, equipment, and processed material from Xenolix. In July 2003, Franklin Lake determined that, despite every effort, the patents and other technology did not work on its material and cancelled the contract. It also demanded the return of the shares and warrants issued to Xenolix. Xenolix refused to accept this cancellation and to return the shares and warrants.

     Father Ofiesh said that the dispute risked litigation and both parties wanted to avoid the expenses, delays, risks, and uncertainties a lawsuit would entail. With neither party acknowledging wrongdoing or liability, the parties agreed that Franklin Lake will keep the two patents and other intellectual property, the equipment, and the processed material it received from Xenolix; Xenolix will return 601,657 of the shares of Franklin Lake common stock and the two warrants it received (retaining 600,000 shares of stock); and Franklin Lake will issue Xenolix one new warrant for 600,000 shares of its common stock, exercisable at a price of $0.30 per share, and expiring on June 30, 2004.


     NOTE: This news release contains forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results to differ materially from forecasted results.


Contact: Father Gregory Ofiesh, President and CEO  -  (650) 588-0425